Issuer Free Writing Prospectus

Filed pursuant to Rule 433

Registration Statement No. 333-152726

August 15, 2008

VisionChina Media Inc., or VisionChina, has filed a registration statement on Form F-1, including a prospectus, with the Securities and Exchange Commission (the “SEC”) for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus in that registration statement and other documents VisionChina has filed with the SEC for more complete information about VisionChina and this offering. You should rely upon the prospectus and any relevant free writing prospectus for complete details. You may get these documents and other documents VisionChina has filed free of charge by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, VisionChina, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free: +1-800-221-1037, +1-800-584-6837 or +1-866-500-5408 (calling these numbers is not toll-free outside the United States). You may also access VisionChina’s most recent prospectus by visiting EDGAR on the SEC website at http://www.sec.gov/Archives/edgar/data/1415911/000119312508170216/df1a.htm .

VISIONCHINA MEDIA INC.

5,500,000 AMERICAN DEPOSITARY SHARES

REPRESENTING

5,500,000 COMMON SHARES

THE OFFERING

American Depositary Shares, or ADSs, offered by VisionChina	1,000,000 ADSs

ADSs offered by the selling shareholders	4,500,000 ADSs

ADSs outstanding immediately after this offering.	23,098,802 ADSs

Maximum Number of ADSs to be sold by VisionChina pursuant to the Underwriters’ over-allotment option	150,000 ADSs

Maximum Number of ADSs to be sold by the selling shareholders pursuant to the Underwriters’ over-allotment option	675,000 ADSs

SELLING SHAREHOLDERS

Since the filing on August 7, 2008 by VisionChina of Amendment No. 1 to the Registration Statement on Form F-1 (File No. 333-152726), or the Registration Statement, to which this offering and communication relates, certain changes have occurred with respect to the information under the heading “Principal and Selling Shareholders” in the Registration Statement. The principal changes are as follows (in each case not taking into consideration the underwriters’ option to purchase additional ADSs):

•

The aggregate of 2,208,614 Common Shares offered by OZ Master Fund, Ltd., OZ Asia Master Fund, Ltd. and OZ Global Special Investments Master Fund, LP (together, the “OZ Funds”), have been removed from the table under the heading “Principal and Selling Shareholders” in the Registration Statement.

•	The aggregate of 896,618 Common Shares offered by GSPS Asia Limited have been removed from the table under the heading “Principal and Selling Shareholders” in the Registration Statement.

•

The aggregate of 204,900 Common Shares offered by Milestone Mobile TV Media Holdings IV Limited have been removed from the table under the heading “Principal and Selling Shareholders” in the Registration Statement.

•

An additional 810,132 Common Shares are now being offered for sale by Massive Sheen Investments Limited, in addition to the 1,102,661 Common Shares previously listed in the Registration Statement as being offered for sale by Massive Sheen Investments Limited.

In addition, each of the OZ Funds and GSPS Asia Limited has agreed for a period of 30 days after the date of the prospectus not to sell, transfer or otherwise dispose of any of VisionChina’s Common Shares or ADSs.